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                                                             EXHIBIT 8(j)
THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS
625 Fourth Avenue South
Minneapolis, Minnesota  55415


Lutheran Brotherhood Securities Corp.
625 Fourth Avenue South
Minneapolis, Minnesota  55415


March __, 1997


Gentlemen:

This letter is to confirm to you that The Lutheran Brotherhood Family of Funds (the "Trust") has created a new series of shares to be known as Lutheran Brotherhood Mid Cap Growth Fund (the "Fund"), and that pursuant to
Section 1 of the Administration Contract of the Trust dated January 1, 1995, between the Trust and Lutheran Brotherhood Securities Corp. (the "Agreement"), the Trust desires to retain you to provide administrative management and services under the Agreement to the Fund as a "Fund" thereunder for an a fee equal to 0.00625 percent (0.00625%) of the Fund's average daily net assets for each fiscal quarter, payable at the close of the fiscal quarter, and under such other terms as provided for in the Agreement.

Please indicate your acceptance of this responsibility in accordance with the terms of the Agreement by signing this letter as indicated below.

The term "The Lutheran Brotherhood Family of Funds" means and refers to the Trustees from time to time serving under the First Amended and Restated Master Trust Agreement of the Trust dated September 1, 1993 as the same may subsequently thereto have been, or subsequently hereto may be, amended (the "Master Trust Agreement"). It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for same.

THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS


By:______________________________
   President


ACCEPTED AND AGREED TO:

LUTHERAN BROTHERHOOD SECURITIES CORP.


By:______________________________